Exhibit (a)(1)(i)

OFFER TO PURCHASE


                                PMC-Sierra, Inc.

                           Offer to Purchase for Cash
        Up to $150,000,000 Aggregate Principal Amount of its Outstanding
            3.75% Convertible Subordinated Notes due August 15, 2006

                    (CUSIP Nos. 69344F AB 2 and 69344F AA 4)


--------------------------------------------------------------------------------
THE OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON TUESDAY, JANUARY 6, 2004, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE").
--------------------------------------------------------------------------------

         PMC-Sierra, Inc. is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"), up to $150 million aggregate principal amount of its outstanding 3.75% Convertible Subordinated Notes due August 15, 2006, at a purchase price of $1,000 plus related accrued interest to, but excluding, the payment date for each $1,000 principal amount of notes.

         The Offer may be withdrawn, terminated or extended by us for any reason, including any change in market conditions for the notes, our common stock or the occurrence of material litigation or other events affecting our business or the general markets.

         As of December 3, 2003, there was $175.0 million aggregate principal amount of notes outstanding. The Offer represents approximately 86% of the aggregate principal amount of notes outstanding as of December 3, 2003. The notes are convertible into shares of our common stock at a conversion rate of
23.566 shares per $1,000 principal amount. Our common stock is listed on the Nasdaq National Market under the symbol "PMCS." On December 1, 2003, the closing price of our common stock, as reported on the Nasdaq National Market, was $21.07 per share.

         In the event that the amount of notes validly tendered (and not withdrawn) on or prior to the Expiration Date exceeds $150 million aggregate principal amount, then subject to the terms and conditions of the Offer, we will accept for payment all such notes on a pro rata basis. We will make appropriate adjustments to avoid purchases in a principal amount other than an integral multiple of $1,000.

         None of PMC-Sierra, the Dealer Manager, the Depositary, the Information Agent, or the Trustee makes any recommendation as to whether or not holders of notes should tender their notes pursuant to the Offer.


                      The Dealer Manager for the Offer is:

                               Merrill Lynch & Co.


                                December 3, 2003

                                TABLE OF CONTENTS
                                                                            Page

SUMMARY TERM SHEET............................................................1
PMC-SIERRA, INC...............................................................8
PURPOSE OF THE OFFER..........................................................9
SOURCE AND AMOUNT OF FUNDS....................................................9
TRADING MARKET FOR THE NOTES..................................................9
CAPITALIZATION...............................................................10
TERMS OF THE OFFER...........................................................11
SIGNIFICANT CONSIDERATIONS...................................................18
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES................................19
DEALER MANAGER, DEPOSITARY AND INFORMATION AGENT; FEES AND EXPENSES..........23
INCORPORATION OF DOCUMENTS BY REFERENCE......................................25
WHERE YOU CAN FIND MORE INFORMATION..........................................25
MISCELLANEOUS................................................................26

                                _______________

         THE OFFER IS NOT BEING MADE TO, NOR WILL THE SURRENDER OF NOTES FOR PURCHASE BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF NOTES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.
                                _______________

                                    IMPORTANT

         No person has been authorized to give any information or to make any representations other than as contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representations must not be relied upon as having been authorized by PMC-Sierra, the Dealer Manager, the Depositary, the Information Agent or the Trustee. This Offer to Purchase and related documents do not constitute an offer to buy or solicitation of an offer to sell notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of PMC-Sierra by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Offer to Purchase and related documents nor any purchase of notes will, under any circumstances, create any implication that the information contained in this Offer to Purchase or therein is current as of any time after the date of such information.

         We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended, from repurchasing any of the notes outside of the Offer until at least the tenth business day after the expiration or termination of the Offer. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the notes, whether or not any notes are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. We can not assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue.

         The CUSIP numbers referenced in this Offer to Purchase have been assigned by Standard & Poor's Corporation and are included solely for the convenience of holders of the notes. None of PMC-Sierra, the Dealer Manager, the Depositary, the Information Agent or the Trustee is responsible for the selection or use of the above CUSIP numbers, and no representation is made as to their correctness on the notes or as indicated in this Offer to Purchase, the Letter of Transmittal or any other document.

         Questions and requests for assistance may be directed to Merrill Lynch & Co., the Dealer Manager, or D.F. King & Co., Inc. the Information Agent, at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the other documents used in connection with the Offer should be directed to the Information Agent.

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you, as a holder of the notes, may have. We urge you to read the remainder of this Offer to Purchase and the other documents that are incorporated in this document by reference carefully because the information in this summary term sheet is not complete. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase or Letter of Transmittal. Additional important information is contained in the remainder of this document and the incorporated documents. Each of the capitalized terms used in this summary term sheet and not defined herein has the meaning set forth elsewhere in this Offer to Purchase and the Letter of Transmittal.

                           Information about the Offer

Who is offering to purchase the notes?

o The issuer of the notes, PMC-Sierra, Inc., a Delaware corporation, is offering to purchase the notes, on the terms and subject to the conditions described in this Offer to Purchase and the Letter of Transmittal.

What class of securities is sought in the Offer?

o We are offering to acquire up to $150 million aggregate principal amount of our outstanding 3.75% Convertible Subordinated Notes due August 15, 2006, (CUSIP Nos. 69344F AB2 and 69344F AA4) which we refer to as the "notes." We issued the notes under the Indenture, dated as of August 6, 2001, between us and U.S. Bank National Association, successor to State Street Bank and Trust Company of California, N.A, as Trustee. We refer to that document as the "indenture."

Why is PMC-Sierra making the Offer?

o We are conducting the Offer in order to reduce our outstanding indebtedness and related interest expense. We will deliver the notes that we purchase in the Offer to the Trustee for cancellation and those notes will cease to be outstanding. You should read the section titled "Purpose of the Offer" on page 9 for more information.

How much is PMC-Sierra offering to pay for the notes?

o We are offering to pay $1,000 in cash plus related accrued interest to, but excluding, the payment date for each $1,000 principal amount of notes. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary. You should read the section titled "Terms of the Offer -- General" beginning on page 11 for more information.

What are the significant conditions to the Offer?

o We may withdraw or terminate the Offer for any reason, including any change in market conditions for the notes, our common stock or the occurrence of material litigation or other events affecting our business or the general markets. You should read the section titled "Terms of the Offer -- Conditions to the Offer" beginning on page 15 for more information.

How many notes will PMC-Sierra purchase?

o We will purchase for cash, upon the terms of the Offer, up to $150 million aggregate principal amount of the notes that are validly tendered and not properly withdrawn. The Offer represents approximately 86% of the aggregate principal amount of the notes outstanding as of December 3, 2003. You should read the section titled "Terms of the Offer -- General" beginning on page 11 for more information.

What if more than the aggregate principal amount of notes sought by us is tendered?

o In the event more notes are validly tendered and not properly withdrawn than we have offered to purchase, then, subject to the terms and conditions of the Offer, we will accept for payment all such notes on a pro rata basis. Notes will be accepted for purchase in integral multiples of $1,000. Any tendered notes that we do not purchase from you will be returned to you. You should read the section titled "Terms of the Offer -- Pro Rata Acceptance" on page 14 for more information.

Does PMC-Sierra have sufficient financial resources to purchase the notes?

o Yes. We intend to use cash on hand to pay for the notes purchased in the Offer, as well as related costs and expenses of the Offer. You should read the section titled "Source and Amount of Funds" on page 9 for more information.

What is the market value of the notes?

o There is no established public reporting or trading system for the notes through which a market value has been established and trading in the notes has been limited and sporadic. You should read the section titled "Trading Market for the Notes" on page 9 for more information.

What is the process for tendering notes?

o There are three ways to tender notes, depending upon the manner in which your notes are held:

o If your notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your notes are owned in "street name," then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your notes.

o If your notes are held of record by The Depository Trust Company, or DTC, you may tender them through DTC's Automated Tender Offer Program. Although delivery of notes may be effected through the program, the Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message and any other required documents must be delivered to the Depositary before the Expiration Date.

o    If your notes are registered in your name, then you must:

     o complete and sign the letter of transmittal or a facsimile copy in accordance with the instructions to the letter of transmittal;

     o mail or deliver the letter of transmittal and any other required documents to the Depositary; and

     o either deliver the certificates for the tendered notes to the Depositary or transfer your notes pursuant to the book-entry transfer procedures described in this Offer to Purchase.

     You should read the section titled "Terms of the Offer -- Procedure for Tendering Notes" on page 12 for more information on how to tender your notes.

When does the Offer expire?

o The Offer expires at 5:00 PM, New York City time, on Tuesday, January 6, 2004, unless we extend the Offer in our sole discretion. We will notify you of an extension by public announcement to be issued not later than 9:00 a.m., New York City time on the first business day after the previously scheduled Expiration Date. You should read the section titled "Terms of the Offer -- General" beginning on page 11 for more information.

Can the Offer be extended, and under what circumstances?

o We expressly reserve the right, in our sole discretion, to extend the Offer until the conditions to the completion of the Offer described in the section titled "Terms of the Offer -- Conditions to the Offer," are satisfied. We expressly reserve the right, in our sole discretion, to terminate the Offer if any of the conditions have not been satisfied or waived by us on or before the expiration date of the Offer or for any other reason, or for no reason at all. You should read the section titled "Terms of the Offer--Extension, Waiver, Amendment and Termination" on page 17 for more information.

How will holders of notes be notified if the Offer is extended?

o If we extend the Offer, we will notify you as promptly as practicable by a public announcement, which will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the Offer. Without limiting the manner in which we may choose to make any public announcement of an extension of the Offer, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service. You should read the section titled "Terms of the Offer -- Extension, Waiver, Amendment and Termination" on page 17 for more information.

o In addition, if we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by the rules of the Securities Exchange Act of 1934, which we refer to as the "Exchange Act."

When will holders receive payment for tendered notes?

o You will receive payment for your notes in immediately available funds promptly after the date on which we accept all notes that have been validly tendered and not properly withdrawn. We are offering to pay $1,000 in cash plus related accrued interest to, but excluding, the payment date for each $1000 principal amount of notes. Assuming the Offer is not extended, we expect the payment date for the notes to be January 7, 2004. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary. You should read the section titled "Terms of the Offer -- General" beginning on page 11 for more information.

When can holders withdraw tendered notes?

o You may withdraw your tendered notes at any time on or before 5:00 PM, New York City time, on January 6, 2004 or, if the Offer is extended, the time and date when the extended Offer expires. You may also withdraw your notes if we have not accepted them for payment by January 6, 2004. You should read the section titled "Terms of the Offer -- Withdrawal of Tendered Notes" beginning on page 14 for more information.

How do holders withdraw previously tendered notes?

o To withdraw notes, you must deliver a written notice of withdrawal, or a facsimile of one, with the other required information to the Depositary before your right to withdraw has expired. You may not rescind a withdrawal of tendered notes. Any notes properly withdrawn will be deemed not validly tendered and no Offer consideration will be paid for withdrawn notes. However, you may retender your notes at any time on or before the Expiration Date by following the proper tender procedures. You should read the section titled "Terms of the Offer -- Withdrawal of Tendered Notes" beginning on page 14 for more information on how to withdraw previously tendered notes.

What happens to notes that are not tendered?

o Any notes that remain outstanding after the completion of the Offer will continue to be our obligations. As a result of the consummation of the Offer, the aggregate amount of notes that would remain outstanding could be substantially reduced, which may adversely affect the liquidity of, and consequently the market price for the notes that remain outstanding. The terms and conditions governing the notes, including the covenants and other protective provisions contained in the indenture governing the notes, will remain unchanged. No amendment to the indenture governing the terms of the notes is being sought. Holders of those outstanding notes will continue to have all the rights associated with those notes. You should read the section titled "Purpose of the Offer" on page 9 for more information.

Can holders still convert notes into shares of PMC-Sierra common stock?

o Yes. However, if you tender your notes in the Offer, you may convert your notes only if you properly withdraw your notes before your right to withdraw has expired.

What happens to tendered notes if the Offer is terminated?

o If we terminate the Offer, we will give immediate notice of the termination to the Depositary, and all notes previously tendered will be returned promptly to the tendering holders thereof. If the Offer is withdrawn or otherwise not completed, the purchase price will not be paid or become payable to holders of notes who have validly tendered their notes in the Offer.

What are the tax consequences to holders if they tender their notes?

o The receipt of cash in exchange for your notes in the Offer will be a taxable transaction to you for United States federal income tax purposes. Accrued interest or accrued market discount that you did not previously include in your taxable income will be taxable as ordinary income. In addition, you will generally recognize a capital gain or loss on the sale equal to the difference between:

     o    the amount of cash you  receive  for your notes;  and

     o    your  adjusted  tax basis in the notes.

The capital gain or loss will be considered long-term if you held your notes for longer than one year and short-term if you held your notes for one year or less. You should read the section titled "United States Federal Income Tax Consequences" beginning on page 19 for more information on the tax consequences of the Offer.

o You should consult with your tax advisor with respect to the application of the United States federal tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Do holders have to pay a brokerage commission for tendering notes?

o You do not have to pay a brokerage commission to PMC-Sierra, Merrill Lynch & Co., the Dealer Manager, U.S. Bank National Association the Depositary,
     D. F. King & Co., Inc., the Information Agent, or the Trustee, or, except as set forth in Instruction 7 of the Letter of Transmittal, transfer taxes on the purchase of the notes, pursuant to the Offer.

Where can holders get more information regarding the Offer?

o If you have any questions or requests for assistance or for additional copies of this Offer to Purchase or the letter of transmittal, please contact Merrill Lynch & Co., the Dealer Manager for the Offer, at (888) ML4-TNDR or D. F. King & Co., Inc., the Information Agent for the Offer, at
     (800) 659-6590. The addresses for Merrill Lynch & Co. and D. F. King & Co., Inc., may be found on the back cover of this Offer to Purchase. You may also contact PMC-Sierra by writing to us at the following address:
     PMC-Sierra, Inc., Attention: Treasurer, 3975 Freedom Circle, Santa Clara, California 95054 or by calling: (408) 239-8000. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee through which they hold their notes with questions and requests for assistance.

Is PMC-Sierra making any recommendation about the Offer?

o Our board of directors has approved the Offer. However, neither we nor the Dealer Manager, the Depositary, the Information Agent, or the Trustee makes any recommendation as to whether or not you should tender your notes pursuant to the Offer. You should consult your own advisors and make your own decision whether or not to tender your notes pursuant to the Offer based upon, among other things, your own assessment of the current market value of the notes, liquidity needs and investment objectives. You should read the section titled "Terms of the Offer" beginning on page 11 for more information on the terms and conditions of the Offer.

                           Information about the Notes

What is the amount of currently outstanding notes?

o As of December 3, 2003, there was $175.0 million aggregate principal amount of notes outstanding. We are offering to purchase, subject to the terms and conditions of this Offer, up to $150 million aggregate principal amount of notes. The Offer represents approximately 86% of the aggregate principal amount of notes outstanding as of December 3, 2003.

When is interest on the notes paid?

o We pay interest on the notes semi-annually on February 15 and August 15 of each year.

How do the notes rank in our capital structure?

o The notes are subordinated to our present and future "senior debt", as that term is defined in the indenture and are effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. As of September 28, 2003, the aggregate amount of our outstanding "senior debt" was approximately $2.5 million and our subsidiaries had no indebtedness or other liabilities. The indenture does not restrict the incurrence of "senior debt" by us or the incurrence of other indebtedness or liabilities by us or any of our subsidiaries.

Are the notes eligible for trading on any markets?

o The notes are eligible for trading on The PortalSM Market of the National Association of Securities Dealers, Inc. However, there is no established public reporting or trading system for the notes, through which a market price has been established and trading in the notes has been limited and sporadic.

What is the conversion rate of the notes?

o The notes are convertible into shares of our common stock at a conversion rate of 23.566 shares for each $1,000 principal amount of notes. This conversion rate is equivalent to a conversion price of approximately $42.43 per share. On December 1, 2003, the closing price of our common stock, as reported on the Nasdaq National Market, was $21.07 per share.

When may the notes be converted?

o You may convert your notes at any time before the close of business on August 15, 2006, unless we have previously redeemed or repurchased the notes. You may convert your notes called for redemption up to and including the business day immediately preceding the day fixed for redemption.

Do holders have any rights to require PMC-Sierra to repurchase the notes?

o Upon certain change of control events, you may require us to repurchase some or all of your notes at any time, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased together with interest accrued but unpaid to, but excluding, the repurchase date. We have the right to pay the repurchase price with our common stock based on the then current market price, subject to satisfying conditions contained in the indenture.

What are the redemption provisions of the notes?

o Non-Provisional Redemption- On or after August 19, 2004, we may redeem the notes in whole or in part, at the redemption price, expressed as a percentage of principal amount, as follows:

     o  101.50%-beginning on August 19, 2004 and ending on August 14, 2005;

     o  100.75%-beginning on August 15, 2005 and ending on August 14, 2006; and

     o  thereafter 100% of the principal amount.

     In each case, we will pay interest to, but excluding, the redemption date.

o Provisional Redemption- We may redeem any portion of the notes at any time prior to August 19, 2004 at a redemption price equal to 100% of the principal amount of the notes to be redeemed per note, plus accrued and unpaid interest to the redemption date, if the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption.

     If we redeem the notes under these circumstances, we will make an additional "make whole" payment on the redeemed notes equal to $113.4375 per $1,000 principal amount of notes, minus the amount of any interest actually paid or accrued and unpaid on the note prior to the redemption date. We must make these "make whole" payments on all notes called for redemption, including notes converted after the date we mail the notice. The "make whole" payment for notes converted shall not be reduced by accrued and unpaid interest. We may make these "make whole" payments, at our option, either in cash or in our common stock or a combination of cash and common stock.

                                _______________

         In this Offer to Purchase, "PMC-Sierra, Inc.," "PMC-Sierra," "we," "us" and "our" refer to PMC-Sierra, Inc, and its consolidated subsidiaries, unless the context requires otherwise.

         We were incorporated in the State of California in 1983 and reincorporated in the State of Delaware in 1997. Our principal offices are located at 3975 Freedom Circle, Santa Clara, California 95054. Our telephone number at this location is (408) 239-8000.

                                PMC-SIERRA, INC.

         PMC-Sierra is a leading provider of high-speed broadband communications and storage semiconductors and MIPS-based microprocessors for Enterprise, Access, Metro Optical Transport, Storage Area Networking and Wireless network equipment. We offer worldwide technical and sales support, including a network of offices throughout North America, Europe and Asia.

         Additional information about PMC-Sierra's business can be found in our periodic filings with the Securities and Exchange Commission, including our annual report on Form 10-K, our current reports on Form 8-K and our quarterly reports on Form 10-Q. See the section titled "Incorporation of Documents By Reference" and "Where You Can Find More Information."

                              PURPOSE OF THE OFFER

         We are making the Offer in order to reduce the amount of our outstanding indebtedness and related interest expense. Any notes accepted for payment in the Offer will be cancelled and cease to be outstanding. Any notes that remain outstanding after the Offer will continue to be our obligations. As a result of the consummation of the Offer the aggregate amount of notes that would remain outstanding would be substantially reduced, which may adversely affect the liquidity of, and consequently the market price for the notes that remain outstanding. The terms and conditions governing the notes, including the covenants and other protective provisions contained in the indenture governing the notes will remain unchanged. Holders of those outstanding notes will continue to have all the rights associated with those notes. We are not seeking approval from holders of the notes for any amendments to the notes or to the indenture under which they were issued.


                           SOURCE AND AMOUNT OF FUNDS

         We intend to use cash on hand to pay for the notes purchased in the Offer and related costs and expenses of the Offer.

         We estimate that we will require approximately $150.5 million to pay for the notes purchased in the Offer and the related costs and expenses of the Offer. This assumes that $150 million aggregate principal amount of notes will be accepted for purchase in the Offer.


                          TRADING MARKET FOR THE NOTES

         The notes are eligible for trading on The Portal SM Market of the National Association of Securities Dealers, Inc. However, there is no established public reporting or trading system for the notes and trading in the notes has been limited and sporadic.

         As of December 3, 2003 there was $175 million aggregate principal amount of notes outstanding. The Offer represents approximately 86% of the aggregate principal amount of notes outstanding as of December 3, 2003. The table below sets forth the range of intraday high and low prices of our common stock as reported on the Nasdaq National Market for the periods indicated.

                                                              High        Low
 2001
 Quarter ended December 31, 2001.............................$  29.32   $   9.37

 2002
 Quarter ended March 31, 2002................................$  26.80   $  14.35
 Quarter ended June 30, 2002.................................$  18.94   $   8.40
 Quarter ended September 30, 2002............................$  11.55   $   3.74
 Quarter ended December 31, 2002.............................$   9.20   $   2.70

 2003
 Quarter ended March 31, 2003................................$   7.36   $   4.64
 Quarter ended June 30, 2003.................................$  13.79   $   5.93
 Quarter ended September 30, 2003............................$  15.37   $  10.25
 Quarter ended December 31, 2003 (through December 1, 2003)..$  22.81   $  13.29

                                 CAPITALIZATION

         The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 28, 2003. This information is presented on an actual basis and on an as adjusted basis to reflect the completion of the Offer, assuming all of the notes are tendered and accepted for payment, as if it had occurred on September 28, 2003.

         You should read the capitalization table below in conjunction with our unaudited condensed consolidated financial statements and the related notes to those financial statements that are incorporated by reference into this Offer to Purchase.


                                                                          As of September 28, 2003
                                                                     ----------------------------------
(in thousands and unaudited)                                             Actual          As Adjusted
-------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                               $ 204,048        $  53,548
Restricted cash                                                             2,544            2,544
Short-term investments                                                    144,550          144,550
Investments in bonds and notes                                             54,073           54,073
                                                                     ----------------------------------
Total Cash                                                                405,215          254,715
                                                                     ==================================

Total Debt:
     Convertible subordinated notes                                       175,000           25,000
     Other debt                                                             2,533            2,533
                                                                     ----------------------------------
                                                                          177,533           27,533

PMC special shares convertible into 2,961 shares of common stock            4,636            4,636

Shareholders' equity:
     Common stock and additional paid in capital, par value $.001:
     900,000 shares authorized; 172,190 issued and outstanding            857,263          857,263
     Deferred stock compensation                                             (212)            (212)
     Accumulated other comprehensive income                                 2,362            2,362
     Accumulated deficit                                                 (655,923)        (655,923)
                                                                     ----------------------------------
          Total stockholders' equity                                      203,490          203,490
                                                                     ----------------------------------
Total Capitalization                                                    $ 385,659        $ 235,659
                                                                     ==================================

                               TERMS OF THE OFFER

General

         Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"), including, if the Offer is extended or amended, the terms and conditions of the extension or amendment, we are offering to purchase for cash up to $150 million aggregate principal amount of the outstanding notes at a purchase price of $ 1,000 plus related accrued interest to, but excluding, the payment date for each $1,000 principal amount of notes. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary. You will not be required to pay a commission to us, the Depositary, the Information Agent or the Trustee or, except as set forth in Instruction 7 of the Letter of Transmittal, transfer taxes on the purchase of the notes, pursuant to the Offer.

         For any reason or for no reason at all, we expressly reserve the right, but will not be obligated to:

o terminate the Offer and not accept for payment and purchase, the tendered notes, and promptly return all tendered notes to tendering holders;

o waive all the unsatisfied conditions and accept for payment and purchase, all notes that are validly tendered on or before the Expiration Date of the Offer and not validly withdrawn;

o    extend the Expiration Date of the Offer at any time; or

o    amend the Offer.

         Our right to delay acceptance for payment of notes tendered pursuant to the Offer or the payment for notes accepted for purchase is subject to Rule 14e-1 (c) under the Exchange Act, which requires that we pay the consideration offered or return the notes deposited by or on behalf of the holders of notes promptly after the termination or withdrawal of the Offer. We expressly reserve the right, in our sole discretion and subject to Rule 14e-1(c) to delay acceptance for payment of, or payment for the notes in order to comply in whole or in part, with any applicable law. The Offer will expire at 5:00 PM, New York City time, on Tuesday, January 6, 2004, unless we extend or terminate it in our sole discretion. Assuming the Offer is not extended or terminated, we expect the payment date to be January 7, 2004. You should read the sections titled "-- Conditions to the Offer" and "-- Extension, Waiver, Amendment and Termination" below.

         For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) notes validly tendered and not properly withdrawn if, as and when we give written notice to the Depositary of our acceptance for payment of such notes. We will deposit the aggregate purchase price for the notes purchased in the Offer and any amounts owed for accrued interest, with the Depositary, which will act as agent for the tendering holders for the purpose of transmitting payments to the tendering holders. Notes purchased pursuant to the Offer will be paid for in immediately available funds promptly after the date on which we accept all notes properly tendered and not withdrawn.

         We reserve the right to transfer or assign, from time to time, in whole or in part, to one or more of our affiliates the right to purchase any or all of the notes validly tendered pursuant to the Offer. If this transfer or assignment occurs, the assignee-affiliate will purchase the notes validly tendered. However, the transfer or assignment will not relieve us of our obligations under the Offer and will not prejudice holders' rights to receive the purchase price in exchange for the notes validly tendered and accepted for payment.

         None of PMC-Sierra, the Dealer Manager, the Depositary, the Information Agent or the Trustee makes any recommendation as to whether or not holders of notes should tender their notes pursuant to the Offer.

         There are three ways to tender your notes, depending on the manner in which your notes are held:

o If your notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your notes are owned in "street name," then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your notes.

o If your notes are held of record by The Depository Trust Company, or DTC, you may tender them through DTC's Automated Tender Offer Program. Although delivery of notes may be effected through the program, the Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message and any other required documents must be delivered to the Depositary before the expiration date.

o    If your notes are registered in your name, then you must:

      o complete and sign the letter of transmittal or a facsimile copy in accordance with the instructions to the letter of transmittal;

      o mail or deliver the letter of transmittal and any other required documents to the Depositary; and

      o either deliver the certificates for the tendered notes to the Depositary or transfer your notes pursuant to the book-entry transfer procedures described in this Offer to Purchase.

         A holder with notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact and instruct that broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender those notes. To be valid, tenders must be received by the Depositary on or before the Expiration Date of the Offer.

         Holders of notes should be aware that no guaranteed delivery process is available to tender notes.

Procedure for Tendering Notes

         Valid Tender. For a holder to validly tender notes pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantee, or in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date of the Offer. In addition, on or before the Expiration Date of the Offer, either:

o certificates for tendered notes must be received by the Depositary at such address; or

o such notes must be transferred pursuant to the procedures for book-entry transfer, and a confirmation of such tender must be received by the Depositary, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal.

The term "Agent's Message" means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce such Letter of Transmittal against such participant.

         Only holders of notes are authorized to tender their notes. In all cases, notwithstanding any other provision in this Offer to Purchase, the payment for the notes tendered and accepted for payment will be made only after timely receipt by the Depositary of certificates representing tendered notes or book-entry confirmation, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed and any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message and other documents required by the Letter of Transmittal.

         If the notes are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased notes are to be issued to a person other than the registered holder, the notes must be endorsed or accompanied by appropriate instruments of transfer entitling the signer to tender the notes on behalf of the registered holder, in any case signed exactly as the name of the registered holder appears on the notes, with the signatures on the certificates or instruments of transfer guaranteed as described below.

         Need for Signature Guarantee. Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (each, a "Medallion Signature Guarantor") in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program, unless the tendered notes are tendered:

o by the registered holder of such notes, or by a participant in DTC whose name appears on a note position listing as the owner of such notes, and that holder has not completed either of the boxes entitled "A. Special Issuance/ Delivery Instructions" or "B. Special Payment Instructions" on the Letter of Transmittal; or

o for the account of a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or is a commercial bank or trust company having an office in the United States (each, an "Eligible Institution").

         Book-Entry Delivery of the Notes. Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the notes at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of notes by causing DTC to transfer such notes into the Depositary's account in accordance with DTC's procedure for such transfer. Although delivery of notes may be effected through book entry at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary on or before the Expiration Date of the Offer at one of its addresses set forth on the back cover of this Offer to Purchase. Delivery of documents to DTC does not constitute delivery to the Depositary.

         General. The tender of notes pursuant to the Offer by one of the procedures set forth above will constitute:

o    the tendering holder's acceptance of the terms and conditions of the Offer;
     and

o    a representation and warranty by the tendering holder that:

     o such holder has the full power and authority to tender, sell, assign and transfer the tendered notes; and

     o when the same are accepted for payment by us, we will acquire good and unencumbered title to such notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to adverse claims or rights.

         The acceptance for payment by us of notes will constitute a binding agreement between us and the tendering holder upon the terms and subject to the conditions of the Offer.

         The method of delivery of the Letter of Transmittal, certificates for notes and all other required documents is at the election and risk of the tendering holder. If a holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

         Form and Validity. All questions as to the form of all documents and the validity, eligibility, including time of receipt, acceptance for payment and withdrawal of tendered notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of notes that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions of the Offer or any defect or irregularity in the tender of notes of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. Our interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding. None of us, the Dealer Manager, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur liability for failure to give any such notification.

         Mutilated, Lost, Stolen or Destroyed Certificates. If you would like to tender notes, but the certificates evidencing such notes have been mutilated, lost, stolen or destroyed, you should contact the trustee for the Notes, U.S. Bank National Association, as successor to State Street Bank and Trust Company of California, N.A., Telephone: (213) 615-6043, Attention: Paula Oswald, to receive information about the procedures for obtaining replacement certificates for the Notes.

Pro Rata Acceptance

         If the aggregate principal amount of notes validly tendered and not properly withdrawn at the expiration of the Offer exceeds $150 million, we will accept for purchase an aggregate principal amount of notes equal to $150 million allocated among the tendering holders on a pro rata basis based on the aggregate principal amount of notes tendered.

         Outstanding notes may be tendered, and will be accepted for purchase, only in minimum denominations of $1,000 and integral multiples of $1,000. If, as a result of our pro rata acceptance of tendered notes, we would be required to accept from one or more tendering holders notes in a principal amount that is not an integral multiple of $1,000, we will adjust the principal amount of notes accepted from such holders to the nearest integral multiple of $1,000. The excess principal amount of notes not accepted from the tendering holders will be promptly returned to such holders.

Withdrawal of Tendered Notes

         When Notes may be Withdrawn. You may withdraw your tendered notes at any time on or before the Expiration Date of the Offer. You may also withdraw your notes if we have not accepted them for payment by January 28, 2004. Withdrawal of tendered notes may not be rescinded. Any notes properly withdrawn will be deemed not validly tendered for purposes of the Offer and no Offer consideration will be paid for withdrawn notes unless such notes are properly retendered.

         Holders who have withdrawn their tendered notes may retender notes at any time on or before the Expiration Date of the Offer by following one of the procedures described in "-- Procedure for Tendering Notes." In the event of a termination of the Offer, the notes tendered pursuant to the Offer will be promptly returned to the tendering holder.

         Procedure for Withdrawing Notes. For a withdrawal of notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to the Expiration Date, or after January 28, 2004 if we have not already accepted validly tendered notes for payment, at one of its addresses set forth on the back cover of this Offer to Purchase. The withdrawal notice must:

o    specify the name of the person who tendered the notes to be withdrawn;

o    contain a description of the notes to be withdrawn;

o specify the certificate numbers shown on the particular certificates evidencing such notes and the aggregate principal amount at maturity represented by such notes; and

o be signed by the holder of such notes in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees.

         Alternatively, the withdrawal notice must be accompanied by evidence satisfactory to us, in our sole discretion, that the person withdrawing the tender has succeeded to the beneficial ownership of the notes. In addition, any such notice of withdrawal must specify, in the case of notes tendered by delivery of certificates for such notes, the name of the registered holder, if different from that of the tendering holder or, in the case of notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn notes. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such notes have been tendered for the account of an Eligible Institution. If certificates for the notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of a written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Any notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of notes can only be accomplished in accordance with the foregoing procedures.

         If a holder tenders its notes in the Offer, such holder may convert its notes only if such holder withdraws its notes prior to the time such holder's right to withdraw has expired. The notes are convertible into shares of our common stock at the conversion rate of 23.566 shares of our common stock for each $1,000 principal amount of notes.

         Form and Validity. All questions as to the form and validity, including time of receipt, of notices of withdrawal of tenders will be determined by us, in our sole discretion, which determination will be final and binding. None of us, the Dealer Manager, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notices of withdrawal or be subject to any liability for failure to give any such notification.

Conditions to the Offer

         The Offer has no condition that a minimum principal amount of notes be tendered in the Offer. Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) our rights to extend, amend and/or terminate the Offer, our acceptance for purchase or payment for notes validly tendered is conditioned upon the absence of:

o any threatened, instituted or pending action, suit or proceeding, or any judgment, order or injunction entered, enforced or applicable which (a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of notes pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer, or (b) could, in our judgment, materially affect the business, condition (financial or other), assets, income, operations or prospects of PMC-Sierra and its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of PMC-Sierra and its subsidiaries, taken as a whole;

o a determination by us that the acceptance for payment of, or payment for, some or all of the notes would violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, executive order, decree, or judgment of any court to which we may be bound or subject;

o    the  United  States   declaring  war  or  a  national   emergency  and  the
     commencement or escalation of armed hostilities directly or indirectly involving the United States;

o any (a) general suspension of trading in, or limitation on prices for, securities on the American Stock Exchange, the New York Stock Exchange, the Nasdaq Stock Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange, the Chicago Board of Trades or in the over-the-counter market, or (b) suspension of trading of any of our securities on any exchange or in any over-the-counter market, or (c) decline in either the Nasdaq Composite Index or the S&P 500 Composite Index by an amount in excess of 15%, measured from the close of business on December 3, 2003;

o any (a) declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (b) material change in United States currency exchange rates or a general suspension of or material limitation on the markets therefor, (c) a disruption in securities settlement, payment or clearance services in the United States, or (c) limitation (whether or not mandatory) by any federal or state authority on, or any other event which might materially affect, the extension of credit by banks or other financial institutions, or (d) significant adverse change in the market price or rating of the Notes or our common stock or in the United States securities or financial markets, (e) material impairment in the trading market for debt securities, or (f) in the case of any of the foregoing existing at the date hereof, a material acceleration or worsening thereof;

o any adverse change or changes that have occurred or are threatened in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of PMC-Sierra or its subsidiaries that, in our reasonable judgment, is or may be material to either PMC-Sierra or its subsidiaries;

o any (a) proposal or announcement of a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for PMC-Sierra, or (b) acquisition or proposed acquisition of beneficial ownership of more than 5% of the outstanding shares of our common stock by any person or group (within the meaning of Section 13(d)(3) of the Exchange
     Act), or the formation of any group that beneficially owns more than 5% of the outstanding shares of our common stock; or

o any filing by any person or group of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire PMC-Sierra or any shares of its common stock.

         Important: The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Extension, Waiver, Amendment and Termination

         We expressly reserve the right, at any time or from time to time, regardless of whether or not any of the events set forth in "-- Conditions to the Offer" have occurred or have been determined by us to have occurred, subject to applicable law:

o to extend the Expiration Date of the Offer and thereby delay acceptance for payment of, and the payment for, any notes, by giving written notice of such extension to the Depositary;

o to amend the Offer in any respect, by giving written notice of such amendment to the Depositary;

o to waive in whole or in part any condition to the Offer and accept for payment and purchase all notes validly tendered and not validly withdrawn before the Expiration Date of the Offer; or

o    to terminate or withdraw the Offer on or before its Expiration Date.

         We expressly reserve the right, in our sole discretion, to terminate the Offer if any of the conditions set forth under "-- Conditions to the Offer" have not been satisfied or waived by us on or before the Expiration Date of the Offer or for any other reason or for no reason at all.

         If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.

         We will notify you as promptly as practicable of any other extension, waiver, amendment or termination by public announcement, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Offer Expiration Date. Without limiting the manner in which we may choose to make any public announcement of an extension of the Offer, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

         If we terminate the Offer, we will give immediate notice of the termination to the Depositary, and all notes previously tendered will be returned promptly to the tendering holders thereof. If the Offer is withdrawn or otherwise not completed, the purchase price will not be paid or become payable to holders of notes who have validly tendered their notes in the Offer.

                           SIGNIFICANT CONSIDERATIONS

         In deciding whether to participate in the Offer, you should consider the following factors, in addition to the other information presented in this Offer to Purchase and the documents that we incorporate by reference into this Offer to Purchase, including the important factors described in "Factors That You Should Consider Before Investing in PMC-Sierra" that are included from time to time in our filings with the Securities and Exchange Commission. These are not the only risks we face. Any of such risks as well as other risks and uncertainties that we do not know about now or that we do not think are important, could seriously harm our business and financial results and cause the value of the notes to decline, which in turn could cause you to lose all or part of your investment.

Our corporate structure results in substantial structural subordination and may affect our ability to make payments on the notes.

         The notes are obligations exclusively of PMC-Sierra, and not any of our subsidiaries. However, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans and other payments by our subsidiaries to us.

         Our subsidiaries are separate and distinct legal entities. While we, in the ordinary course of business, extend operating loans to our subsidiaries, our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any future payment of dividends, loan repayments, advances or distributions by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

         Any notes that remain outstanding after the Offer will be effectively subordinated to claims of creditors, other than us, of our subsidiaries, including lessors, trade creditors, taxing authorities, creditors holding guarantees and tort claimants. In the event of a liquidation, reorganization or similar proceeding relating to a subsidiary, these persons generally will have priority as to the assets of that subsidiary over our claims and equity interest and, thereby indirectly, holders of our indebtedness, including the notes. In addition, our right as a creditor would be subordinate to any security interest in the assets of the subsidiary and any debt of the subsidiary senior to that held by us.

Any market that exists for untendered notes will likely be very limited.

         To the extent that notes are tendered and accepted in the Offer, the trading activity in the notes that remain outstanding after the Offer will become more limited than the current limited and sporadic trading activity in the notes. A debt security with a smaller outstanding aggregate principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for notes not tendered or not purchased may be affected adversely to the extent the amount of notes tendered and purchased pursuant to the Offer reduces the float of the notes. The reduced float may make the trading price more volatile. There can be no assurance that any trading market will exist for the notes following the Offer. The extent of the market for the notes following the completion of the Offer will depend upon the number of holders that remain at such time, the interest on the part of securities firms in establishing a market in the notes and upon other factors.

                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following is a general summary of certain of the anticipated United States federal income tax consequences resulting from the sale of the notes pursuant to the Offer. This summary is intended for general information only and is based on the United States Internal Revenue Code, the Treasury regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, and to different interpretations. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions set forth in this summary and there can be no assurance that the Internal Revenue Service or a court will agree with such statements and conclusions. This summary assumes that the notes are held as "capital assets" (generally property held for investment) under the Internal Revenue Code. This summary does not discuss all aspects of United States federal income taxation that may be relevant to particular beneficial owners of the notes in light of their particular investment or other circumstances or to certain types of beneficial owners of the notes subject to special tax rules, such as:

o    banks or other financial institutions;

o    broker-dealers;

o    traders in securities;

o    insurance companies;

o    U.S. expatriates;

o    tax-exempt  organizations;  and

o persons who hold the notes as part of a straddle or hedging or a conversion transaction.

This summary also does not discuss any United States state or local income or foreign income or other tax consequences that may be applicable to beneficial owners of the notes.

         For purposes of this summary, the term "United States Holder" means a beneficial owner of a note that, for United States federal income tax purposes, is

o    an individual who is a citizen or resident of the United States;

o a corporation or other entity taxable as a corporation that is created or organized in or under the laws of the United States or any state (including the District of Columbia);

o an estate the income of which is subject to United States federal income tax regardless of its source; or

o a trust, in general, if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons (within the meaning of the Internal Revenue
     Code) have the authority to control all substantial decisions of the trust.

         The term "Non-United States Holder" means a beneficial owner of a note that is not a United States Holder. If a partnership holds a note, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership that holds a note should consult its own tax advisor. Each beneficial owner of the notes is urged to consult its own tax advisor regarding the specific United States federal, state, local and foreign income or other tax consequences of the sale of the notes.

Consequences to United States Holders Tendering Notes Pursuant to the Offer

         A sale of the notes by a United States Holder pursuant to the Offer will be a taxable transaction to such United States Holder for United States federal income tax purposes. A United States Holder will recognize gain or loss for United States federal income tax purposes equal to the difference (if any) between (i) the amount of the purchase price received upon tendering its notes and (ii) such Holder's adjusted tax basis in such notes. In general, a United States Holder's adjusted tax basis in the notes equals the cost of such notes to such United States Holder, increased by the amount of any market discount (as described herein) with respect to such notes previously included in such United States Holder's gross income and decreased (but not below zero) by any amortized premium (as described herein). Gain or loss will be computed separately for each block of notes tendered by a United States Holder. Any such gain or loss will be capital gain or loss (except with respect to amounts received that are attributable to accrued interest not yet included in the holder's income or, as discussed below, accrued market discount not previously included in gross income) and generally will be long-term capital gain or loss if the United States Holder held the notes for more than one year.

         Subject to a de minimis exception, a United States Holder that acquired a note at a market discount (generally, at a cost less than its issue price) and did not elect to include such market discount in income currently as it accrued (with a corresponding increase in the tax basis for such note equal to the amount of such accrued income) generally will be required to treat any gain recognized on a sale of such note pursuant to the Offer as ordinary income (generally, interest income), rather than capital gain, to the extent of the market discount that has accrued (on a straight line basis or, at the election of the United States Holder, on a constant yield basis) while such note was held by such United States Holder.

         If a holder purchased a note at a price above its principal amount, the difference, reduced by any amount attributable to the conversion feature of the note, would represent premium, which the holder may have elected to amortize over the remaining term of the note as an offset to interest, with a corresponding decrease (but not below zero) in the tax basis of the note.

Consequences to Non-United States Holders Tendering Notes Pursuant to Offer

         Subject to the discussion below regarding the application of the United States withholding tax, gain realized by a Non-United States Holder on the sale of a note pursuant to the Offer will generally not be subject to United States federal income tax unless (i) such gain is effectively connected with the conduct by such Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is generally attributable to a United States permanent establishment or fixed base maintained by such Non-United States Holder) or (ii) in the case of gain realized by a Non-United States Holder who is an individual, such Holder is present in the United States for 183 days or more in the taxable year of the sale (as determined under the Internal Revenue
Code) and certain other conditions are met.

         Under current United States federal income tax laws, United States federal withholding tax at a rate of 30% may apply to certain payments to Non-United States Holders. However, the 30% withholding tax will not apply to payments to a Non-United States Holder with respect to the notes (including amounts attributable to accrued interest or market discount), provided that in the case of payments (including deemed payments) of accrued interest: o the Non-United States Holder does not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of the stock of PMC-Sierra entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

o the Non-United States Holder is not (i) a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to PMC-Sierra through sufficient stock ownership (as provided in the Internal Revenue Code), or (ii) a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code; and

o    the Non-United States Holder certifies its foreign status.

         A Non-United States Holder can meet the certification requirement described above by providing an IRS Form W-8BEN or appropriate substitute form to PMC-Sierra or its paying agent. If the holder holds notes through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to the depositary, either directly or through other intermediaries. In the case of a holder that is a foreign partnership, the certification requirements generally apply to the partners rather than the partnership, although certain documentation provisions also apply to the partnership.

         If a Non-United States Holder is engaged in a trade or business in the United States and gain recognized on the sale of the notes pursuant to the Offer, or accrued interest or market discount, is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, is generally attributable to a United States permanent establishment or fixed base maintained by such Non-United States Holder), such Non-United States Holder may be subject to United States federal income tax on the gain or accrued interest or market discount, in a manner similar to that applicable to United States Holders, as described above.

         In addition, a Non-United States Holder that is a foreign corporation may be subject to a branch profits tax equal to 30% of its earnings and profits for the taxable year that are effectively connected to a United States trade or business, as adjusted for certain items, unless a lower rate applies under a United States income tax treaty with such Holder's country of residence. For this purpose, market discount, gain or interest on the notes must be included in the earnings and profits subject to the branch profits tax if these amounts are effectively connected with the conduct of the Non-United States Holder's United States trade or business.

         The 30% withholding tax will not apply to payments that are effectively connected with a United States trade or business, provided that the Non-United States Holder properly certifies its qualification for such exemption, which can be done by providing an IRS Form W-8ECI to PMC-Sierra or its paying agent.

Backup Withholding

         A United States Holder whose notes are tendered and accepted for payment and who receives the purchase price may be subject to backup withholding at the rate of 28% with respect to such payments, unless such Holder (i) is a corporation or other exempt recipient and, when required, establishes its exemption from backup withholding or (ii) provides its correct taxpayer identification number ("TIN"), certifies that it is not currently subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Completion of the Substitute Form W-9 provided in the Letter of Transmittal should be used for this purpose. You should read the section titled "Important Tax Information" in the Letter of Transmittal.

         Backup withholding at a rate of 28% also may apply to Non-United States Holders that fail to certify their foreign status on an IRS Form W-8BEN or other applicable IRS Form W-8 (which are available from the Depositary) submitted along with the Letter of Transmittal.

         United States Holders and Non-United States Holders should consult their own tax advisors regarding the application of the backup withholding rules in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under the current Treasury regulations. Backup withholding is not an additional tax. Rather, the amount of any backup withholding from a payment to a United States Holder or a Non-United States Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund provided that the required information is furnished to the Internal Revenue Service.

DEALER MANAGER, DEPOSITARY AND INFORMATION AGENT; FEES AND EXPENSES

General

         We have retained Merrill Lynch & Co. to act as Dealer Manager in connection with the Offer. We have agreed to pay the Dealer Manager a customary fee for its services as Dealer Manager. The Dealer Manager will also be indemnified by us against certain liabilities and expenses in connection with the Offer, including certain liabilities under U.S. federal securities laws.

         We have retained U.S. Bank National Association as the Depositary in connection with the Offer. We have agreed to pay the Depositary a customary fee for its services as Depositary in the Offer. The Depositary will also be reimbursed by us for its reasonable expenses and indemnified by us against certain liabilities and expenses in connection with the Offer, including certain liabilities under U.S. federal securities laws.

         We have retained D.F. King & Co., Inc. as the Information Agent in connection with the Offer. We have agreed to pay the Information Agent a customary fee for its services as Information Agent in the Offer. The Information Agent will also be reimbursed by us for its reasonable expenses and indemnified by us against certain liabilities and expenses in connection with the Offer, including certain liabilities under U.S. federal securities laws.

         The Depositary and the Information Agent may contact holders of notes by mail, telephone, telex, telecopy, telegraph, e-mail and personal interview regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of notes.

         Directors, officers and regular employees of PMC-Sierra, who will not be specifically compensated for such services, and the Information Agent may contact holders of the notes by mail, telephone, telex, telecopy, telegraph, e-mail and personal interview regarding the Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of notes.

         Tendering holders of notes who tender their notes directly to the Depositary will not be obligated to pay brokers' fees or commissions to us, the Dealer Manager, the Information Agent, the Depositary or the Trustee, or, except as set forth in Instruction 7 of the Letter of Transmittal, transfer taxes on the purchase of notes by us pursuant to the Offer. We will pay all fees and expenses of the Depositary and the Information Agent in connection with the Offer.

         Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding material to their customers. We will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, Depositary and the Information Agent) for solicitations in connection with the Offer.

         Neither the Depositary or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning us contained in the Offer or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

         Requests for information or additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

Other Relationships

         From time to time Merrill Lynch & Co. may trade securities of PMC-Sierra for its an account or for the accounts of its customers and, accordingly, may hold long or short positions in the notes at any time. Merrill Lynch & Co. and its affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory services and other commercial dealings in the ordinary course of business with us.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         We are incorporating by reference certain documents we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this Offer to Purchase, except for any information superseded by information contained directly in this Offer to Purchase. We incorporate by reference the following documents, which have been filed by us (File No. 0-19084) with the SEC:

o our Tender Offer Statement on Schedule TO filed with the SEC on December 3, 2003;

o the Section titled "Description of Notes" and the Indenture (filed as Exhibit 4.1), dated as of August 6, 2001, between PMC-Sierra, Inc. and U.S. Bank National Association, as successor to State Street Bank and Trust Company of California, N.A, as Trustee from our Registration Statement on Form S-3 filed on September 26, 2001 and amended on November 8, 2001, December 6, 2001 and January 4, 2002 (Registration No. 333-70248);

o our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2003;

o    our Annual Report on Form 10-K for the fiscal year ended December 29, 2002;

o our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, June 29, and September 28, 2003; and

o    our Current Reports on Form 8-K filed on July 8, 2003.

         The documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference herein, are available without charge to any person to whom this Offer to Purchase has been delivered upon written request to PMC-Sierra, Inc., Attention: Director, Investor Relations, 3975 Freedom Circle, Santa Clara, California 95054 or by calling: (408) 239-8000. These documents are also available from the SEC's public reference room and Internet site.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also review our SEC filings by accessing the SEC's Internet site at http://www.sec.gov.

                                  MISCELLANEOUS

         Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a tender offer statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments to the Schedule TO, may be examined, and copies may be obtained, at the same places and in the same manner as described in the sections titled "Incorporation of Documents by Reference" and "Where You Can Find More Information."

         We are not aware of any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, we will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such applicable laws, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of notes residing in such jurisdiction.

                                                    PMC-SIERRA, INC.
                                                    December 3, 2003

                        The Depositary for the Offer is:

                         U.S. Bank National Association

                By Mail:                     By Registered or Certified Mail or
     U.S. Bank National Association                  Overnight Courier:
    West Side Flats Operations Center          U.S. Bank National Association
     Attention: Specialized Finance          West Side Flats Operations Center
           60 Livingston Ave.                  Attention: Specialized Finance
           St. Paul, MN 55107                        60 Livingston Ave.
                                                     St. Paul, MN 55107

                           By Facsimile Transmission:
                                 (651) 495-8158
                         Attention: Specialized Finance
                Confirm Receipt of Facsimile Only: (651) 495-3511

                         For Information: (213) 615-6043

         Any questions or requests for assistance or for additional copies of the Offer to Purchase or this Letter of Transmittal may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers set forth below. A holder may also contact such holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                             The Information Agent:

                              D.F. King & Co., Inc.
                                 77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                    All Others Call Toll-Free: (800) 659-6590


                               The Dealer Manager

                               Merrill Lynch & Co.
                     4 World Financial Center - North Tower
                                250 Vesey Street
                            New York, New York 10080
                         Call Toll-Free: (888) ML4-TNDR
                                       or
                                 (212) 449-4914
                      Attention: Liability Management Group